                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-106838

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED
                      SUPPLEMENT DATED SEPTEMBER 24, 2004
                      TO PROSPECTUS DATED AUGUST 13, 2004

    THIS SUPPLEMENT IS PART OF, AND SHOULD BE READ IN CONJUNCTION WITH, THE
                                   PROSPECTUS
                             DATED AUGUST 13, 2004.

                            INDEX TO THIS SUPPLEMENT

                                                               PAGE NO.
                                                              ----------
Risk Factors................................................         S-2
Prior Offerings By Affiliates...............................   S-3 - S-5
Description Of The Properties...............................   S-6 - S-7
The Offering................................................         S-8
Pro Forma Financial Information.............................  S-9 - S-20

                                  RISK FACTORS
                                   (PAGE 15)

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES VARIOUS RISKS. IN ADDITION TO THE RISKS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 15 OF OUR PROSPECTUS DATED AUGUST 13, 2004, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR COMMON STOCK.

DEFAULTS ON LOANS COLLATERALIZED BY NON-REAL ESTATE ASSETS MAY PUT OUR REIT QUALIFICATION AT RISK.

     We may invest in secured corporate loans, which are loans collateralized by real property, personal property connected to real property (i.e., fixtures) and/or personal property, on which another lender may hold a first priority lien. In the event of a default, the value of the collateral may not be sufficient to repay all of the lenders that have an interest in the collateral. Our right in bankruptcy will be different for these loans than typical net lease transactions. To the extent that loans are collateralized by personal property only, or to the extent the value of the real estate collateral is less than the aggregate amount of our loans and equal or higher-priority loans secured by the real estate collateral, that portion of the loan will not be considered a "real estate asset," for purposes of the 75% asset test. Also, income from that portion of such a loan will not qualify under the 75% income test for REIT qualification.

WE MAY NEED TO USE LEVERAGE TO MAKE DISTRIBUTIONS.

     We may incur indebtedness if necessary to satisfy the requirement that we distribute at least 90% of our real estate investment trust taxable income or otherwise, as is necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes. In such an event, it is possible that we could make distributions in excess of our earnings and profits and, accordingly, that such distributions could constitute a return of capital for federal income tax purposes. It is also possible that we will make distributions in excess of our income as calculated in accordance with generally accepted accounting principles.

A CHANGE IN ACCOUNTING STANDARDS REGARDING OPERATING LEASES MAY MAKE THE LEASING OF FACILITIES LESS ATTRACTIVE TO OUR POTENTIAL TENANTS, WHICH COULD REDUCE OVERALL DEMAND FOR OUR LEASING SERVICES.

     Under Statement of Financial Accounting Standard No. 13, Accounting for Leases, if the present value of a company's minimum lease payments equal 90% or more of a property's fair value, the lease is classified as a capital lease, and the lease obligation is included as a liability on the company's balance sheet. However, if the present value of the minimum lease payments is less than 90% of the property's value, the lease is considered an operating lease, and the obligation does not appear on the company's balance sheet, but rather in the footnotes thereto. Thus, entering an operating lease can appear to enhance a tenant's balance sheet. The SEC is currently conducting a study of off-balance-sheet financing, including leasing, and the Financial Accounting Standards Board has recently indicated that is considering addressing the issue. If the accounting standards regarding the financial statement classification of operating leases are revised, then companies may be less willing to enter into leases because the apparent benefits to their balance sheets could be reduced or eliminated. This in turn could cause a delay in investing our offering proceeds, and make it more difficult for us to enter leases on terms we find favorable.

                         PRIOR OFFERINGS BY AFFILIATES
                                   (PAGE 40)

     The CPA(R) programs and W. P. Carey & Co. have made international investments since 1998. Listed below is an updated table of the properties that have been purchased and certain information pertaining to those properties (see page 41 of our August 13, 2004 prospectus):

SUMMARY OF INTERNATIONAL PROPERTY ACQUISITIONS

DATE OF                                                                                 ACQUISITION      # OF
PURCHASE          LESSEE              FACILITY TYPE            COUNTRY         CITY     COST($)(1)    PROPERTIES
--------    ------------------  --------------------------  --------------  ----------  -----------   ----------
05/27/1998  Pantin, France --   Office                      France          Pantin      10,269,000         1
            Multi-Tenant
06/10/1998  Tellit Assurances   Office                      France          Mont Saint   5,458,000         1
11/16/1998  Direction Regional  Office                      France          Argany       2,336,000         1
            des Affaires                                                    Rouen
            Sanitaires et
            Sociales
05/05/1999  Societe de          Warehouse/Distribution      France          Lille &      4,736,000         2
            Traitements & DSM                                               Joue-les-
            Food                                                            Tours
12/08/1999  New Wave Logistics  Warehouse/Distribution      Great Britain   Rotherham    7,216,000         1
            (UK) Limited
03/07/2000  ISA Trading         Office                      Great Britain   Bradford     6,137,000         1
            Limited
09/01/2000  Bouygues Telecom    Office                      France          Tours       10,771,000         1
            SA
10/06/2000  Holiday Inn         Hotel                       France          Toulouse     8,770,000         1
            Toulouse (65%)
01/09/2001  BLP Group plc       Manufacturing               Great Britain   Doncaster    8,702,000         1
06/29/2001  Nexpak Corporation  Warehouse/Distribution      Netherlands     Helmond      5,445,000         1
12/28/2001  PerkinElmer, Inc.   Office/Manufacturing/       Finland         Turku       24,607,000         1
                                Research
12/03/2001  Bouygues Telecom    Office                      France          IIlkirch    18,520,000         1
            SA
03/26/2002
07/01/2002  Carrefour France,   Warehouse/Distribution      France          various     101,487,000        9
            SA
07/05/2002  Katun Corporation   Manufacturing/Distribution  Netherlands     Gorinchem    6,239,000         1
12/04/2002  Medica -- France,   Assisted Living             France          various     40,328,000         6
            SA
12/27/2002  Carrefour France,   Warehouse/Distribution      France          various     106,966,000        7
            SA
01/28/2003  Insulated           Cold Storage                Great Britain   Birmingham  22,021,000         1
            Structures Limited
04/29/2003  QualceramShires     Manufacturing               Great Britain,  various     35,062,000         6
                                                            Northern
                                                            Ireland and
                                                            Ireland
11/04/2003  Roundoak Rail       Warehouse/Distribution      Great Britain   Dudley      10,583,000         1
            Limited
11/27/2003  Carrefour France,   Distribution/Warehouse      France          Nimes       20,635,000         1
            SA
12/11/2003  Actuant             Manufacturing,              Germany         Kahl am     16,864,000         1
& 5/2004    Corporation and GB  Warehouse/Distribution and                  Main
            Tools and           Office
            Supplies, Inc.
1/01/2004   Regie des           Office                      Belgium         Brussels    12,120,000         2
            Batiments

DATE OF                                                                                 ACQUISITION      # OF
PURCHASE          LESSEE              FACILITY TYPE            COUNTRY         CITY     COST($)(1)    PROPERTIES
--------    ------------------  --------------------------  --------------  ----------  -----------   ----------
5/05/2004   Polestar Petty      Office/Manufacturing        Great Britain   Leeds       27,921,000         1
            Limited
7/08/2004   TietoEnator Plc     Office                      Finland         Espoo       97,568,000         2
7/26/2004 & Thales SA           Office/Research and         France          various     103,186,000        5
8/04/2004                       Manufacturing
8/27/2004   Ply Gem             Industrial/Manufacturing    Canada          Calgary      5,686,000         1
            Industries, Inc.
                                                                                        -----------       --
            TOTAL INTERNATIONAL PROPERTY ACQUISITIONS                                   719,633,000       57

---------------

(1) -- Based on currency conversion rates in effect on date funded and rounded to nearest thousand.

SUMMARY OF PROPERTY ACQUISITIONS

                                                                   PRIMARY    APPROXIMATE     INITIAL         RENT
                                                      PURCHASE     PROPERTY     SQUARE        ANNUAL        INCREASE
LESSEE                       PROPERTY LOCATION         PRICE         TYPE       FOOTAGE        RENT          FACTOR
------                       -----------------        --------     --------   -----------     -------       --------
Actuant Corporation(1)   Kahl am Main, Germany      $ 16,863,516     1,2         305,692    $1,605,297         (7)
U-Haul Moving Partners,  Various(3)                  312,445,026       4       5,814,261    28,541,115         (8)
 Inc. and Mercury
 Partners, LP(2)
Polestar Petty           Leeds, UK                    27,920,501     1,3         199,618     2,116,370    2.5% per year
 Limited(4)
Castle Rock Industries   Englewood, CO                13,764,817       1         357,229     1,327,620         CPI
 Inc., Professional      Chandler, AZ
 Chemicals Corporation,
 T&G Management
 Services, Inc. and
 Windsor Industries,
 Incorporated
Foss Manufacturing       Hampton, NH                  32,170,523       1         528,010     3,194,565         CPI
 Company, Inc.
TietoEnator Plc (5)      Espoo, Finland               97,567,972       3         466,483     6,984,605     Finnish CPI
Thales SA(6)             Guayancourt,                103,186,152     1,3       1,619,610     9,744,717     INSEE Index
                         Conflans Saint Honorine,
                         Ymare, Aubagne and Laval,
                         France
PlyGem Industries, Inc.  Kearney, MO                  37,884,817       1       2,093,000     3,510,000         (9)
                         Martinsburg, WV
                         Middlesex, Pa
                         Calgary, Alberta
                         Wallbridge, OH
                         York, NE
                         Fair Bluff, NC
                         Rocky Mount, VA
Xpedite Systems, Inc.    Tinton Falls, NJ             15,522,251       3          90,000     1,395,000        (10)


                           LEASE      MAXIMUM    AMOUNT OF      DATE OF
LESSEE                   EXPIRATION    TERM      FINANCING    ACQUISITION
------                   ----------   -------    ---------    -----------
Actuant Corporation(1)      1/21        1/31    $11,426,910   12/31/03 &
                                                                    5/04
U-Haul Moving Partners,     4/24        4/39    183,000,000      4/29/04
 Inc. and Mercury
 Partners, LP(2)
Polestar Petty              5/29        5/29    18,840,150       5/05/04
 Limited(4)
Castle Rock Industries      6/24        6/44            --       6/02/04
 Inc., Professional
 Chemicals Corporation,
 T&G Management
 Services, Inc. and
 Windsor Industries,
 Incorporated
Foss Manufacturing          7/24        7/44    17,000,000       7/01/04
 Company, Inc.
TietoEnator Plc (5)         1/17        1/32    70,739,240       7/08/04
Thales SA(6)                8/11        8/20    76,549,250     7/26/04 &
                                                                 8/04/04
PlyGem Industries, Inc.     8/24        8/44    20,933,722       8/27/04
Xpedite Systems, Inc.       6/16        6/26    10,250,000       9/16/04

---------------

Property Types are coded as follows: 1 - Industrial/Manufacturing;
2 - Distribution/Warehouse; 3 - Office/Research; 4 - Retail; 5 - Other

(1) Values reflect 100% of this property. CPA(R):16 -- Global holds a 50% interest and the remaining interest is held by Corporate Property Associates 15 Incorporated (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.22870.

(2) Values reflect 100% of this property. CPA(R):16 -- Global holds a 30.77% interest and the remaining interests are held by affiliates Corporate Property Associates 15 Incorporated (57.69%) and Corporate Property Associates 14 Incorporated (11.54%).

(3) Mobile, Oxford, AL; Fountain Hills, Peoria, Phoenix, Phoenix West (4 locations), Prescott, Surprise, AZ; Aurora South, Denver South, Littleton, CO; Fort Myers, Jacksonville, Key Largo, Ocoee, Orange City, Orlando (3 locations), Orlando North, Sanford, Tampa, Winter Park, FL; Conyers, Kennesaw, Lawrenceville, Riverdale, Snellville, Smyrna, GA; Alsip, Aurora, Crystal Lake, Napersville, IL; Merrillville, IN; Lenexa, KS; Bossier City, LA; Capital Heights, MD; Chicopee, Stoughton, MA; Apple Valley, MN; Hattiesburg, MS; O'Fallon, St. Charles, MO; Henderson, Las Vegas (3 locations), North Las Vegas, NV; Pennsauken, NJ; Rio Rancho, NM; Bronx, NY; Gastonia, NC; Columbus, OH; Stillwater, OK; Brentwood, TN; Arlington, Austin, Dallas, DeSoto, El Paso, Forth Worth, Grape Vine, Houston North, Houston South (2 locations), Killeen, League City, Lewisville, McKinney, Plano, TX; Chanitlly, Colonial Heights, Manassas, Newington, Woodbridge, VA.

(4) Dollar amounts have been translated from the British Pound using the exchange rate as of the date of acquisition of $1.79430.

(5) Values reflect 100% of this property. CPA(R):16 -- Global holds a 40% interest and the remaining interest is held by Corporate Property Associates 15 Incorporated (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.23670.

(6) Values reflect 100% of this property. CPA(R):16 -- Global holds a 35% interest and the remaining interest is held by Corporate Property Associates 15 Incorporated (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the dates of acquisition of $1.210700 and $1.203200.

(7) The rent will increase by the lesser of 400% of the German Consumer Price Index, or 3.75% of the prior year's rent.

(8) These properties are subject to two leases. Each will be increased on the sixth anniversary of commencement, and every five years thereafter, by the CPI.

(9) These properties are subject to two leases. Each will be increased annually based on increases in the US and Canadian CPI. Dollar amounts related to the Canadian property have been translated from the Canadian Dollar using the exchange rate as of the date of acquisition of $0.76490.

(10) The property is subject to an assumed lease with stated rent increases in years two and seven from the date of Acquisition.

ACQUISITIONS COMPLETED AFTER AUGUST 13, 2004

PLY GEM INDUSTRIES, INC.

  Acquisition

     On August 27, 2004, through a wholly-owned subsidiary, we acquired from Ply Gem Industries, Inc. and leased to Ply Gem and several of its subsidiaries, eight industrial and warehouse facilities located in Kearney, Missouri; Martinsburg, West Virginia; Valencia, Pennsylvania; Calgary, Alberta; Toledo, Ohio; York, Nebraska; Fair Bluff, North Carolina; and Rocky Mount, Virginia.

  Purchase Terms

     The cost of the facilities, including the acquisition fee payable to Carey Asset Management Corp., was $37,884,817, an amount less than the appraised value of the facility. We paid at closing an acquisition fee of $942,408 to Carey Asset Management Corp. Carey Asset Management Corp. will also receive a deferred fee in the total amount of $753,927, payable in each of the next four years, but only if we satisfy the preferred return.

  Description of Lease

     The facilities are being leased to Ply Gem under two absolute net and bond-type leases, one for the United States properties and one for the Canadian property. Ply Gem will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facilities. Both leases have an initial term of 20 years, with each having two ten-year renewal terms. The initial annual rent under the leases is $2,980,575 for the U.S. properties and CAD 692,329 for the Canadian property ($529,425 based on the exchange rate at the date of closing) and both provide for annual rent increases based on increases in the U.S. and Canadian Consumer Price Index, respectively.

  Description of Financing

     We expect to obtain limited recourse mortgage financing in the amount of $16,700,000 for the U.S. facilities and CAD 5,535,000 for the Canadian property ($4,118,000 based on the exchange rate in effect on June 30, 2004). Interest on the U.S. mortgage loan is expected to be at a fixed interest rate of 6.4% with monthly payments of principal and interest based on a 20-year amortization schedule. Interest on the Canadian mortgage, which is expected to mature in ten years, is currently expected to be at a fixed interest rate of 5.3% with monthly payments of principal and interest based on a 25-year amortization schedule.

  Description of Ply Gem

     Ply Gem is a leading North American manufacturer of residential exterior building products. Ply Gem offers a comprehensive product line of vinyl siding and skirting, vinyl windows and doors, and vinyl and composite fencing, railing and decking that serves both the home repair and remodeling and new home construction sectors in all 50 states and Western Canada. Ply Gem also manufactures vinyl and aluminum soffit and siding accessories, aluminum trim coil, wood windows and steel and fiberglass doors. Ply Gem's broad product offering and geographically diverse manufacturing base allow it to better serve its customers and provide it with a competitive advantage over other vinyl building products suppliers.

XPEDITE SYSTEMS, INC.

  Acquisition

     On September 16, 2004, through a wholly-owned subsidiary, we acquired from Townsend XPD, LLC, an office facility located in Tinton Falls, New Jersey, and assumed an existing lease for the facility with Xpedite Systems, Inc.

  Purchase Terms

     The cost of the facility, including the acquisition fee payable to Carey Asset Management Corp., was $15,522,251, an amount less than the appraised value of the facility. We paid at closing an acquisition fee of $386,125 to Carey Asset Management Corp. Carey Asset Management Corp. will also receive a deferred fee in the total amount of $308,901 payable in each of the next four years, but only if we satisfy the preferred return.

  Description of Lease

     The facility is currently being leased to Xpedite Systems under a net lease that we have assumed. Xpedite Systems will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facility. The lease has a remaining term through June 2016, with options for up to two additional five-year renewal terms. The initial annual rent under the lease is $1,395,000 and provides for stated rent increases in years two and seven from the date of acquisition with fair market increases during any renewal terms. Xpedite's parent company, PTEK Holdings, has provided Xpedite with a limited guaranty of the lease in the amount of $3,600,000.

  Description of Financing

     We have obtained limited recourse mortgage financing in the amount of $10,250,000 from CIBC, Inc. Interest on the mortgage loan is at a fixed interest rate of 5.85%, based on a 22.5-year amortization schedule. The loan matures in October 2016, at which point a balloon payment is scheduled.

  Description of Xpedite Systems

     Xpedite provides outbound messaging services via fax, email and telephone for companies around the world. Xpedite is the world's largest outsourced messaging firm, delivering 11-12 million data communications each day. Xpedite has more than 21,000 corporate accounts worldwide, across multiple industries including financial services, professional associations, travel, hospitality, publishing, technology and manufacturing. Companies use Xpedite's services to disseminate time critical information to both employees and customers.

                                  THE OFFERING
                                   (PAGE 114)

     Through September 3, 2004 we have sold 37,361,652 shares under our initial offering and 99,912 shares through our reinvestment plan.

                        PRO FORMA FINANCIAL INFORMATION
                                   (PAGE F-2)

INDEX TO PRO FORMA FINANCIAL INFORMATION

Corporate Property Associates 16 -- Global Incorporated:
Pro Forma Financial Information (Unaudited)
Pro Forma Consolidated Balance Sheet at June 30, 2004
  (Unaudited)...............................................  S-18
Pro Forma Consolidated Statement of Operations, for the
  period from inception (June 5, 2003) to December 31, 2003
  (Unaudited)...............................................  S-19
Pro Forma Consolidated Statement of Operations, for the
  six-month period ended June 30, 2004 (Unaudited)..........  S-20
Pro Forma Consolidated Statement of Taxable Income and After
  Tax Cash Flow, for the year ended June 30, 2004
  (Unaudited)...............................................  S-21
Notes to Pro Forma Consolidated Financial Statements........  S-22

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

     The pro forma consolidated financial statements of Corporate Property Associates 16 -- Global Incorporated (the "Company"), which are unaudited have been prepared based on the historical financial statements of the Company. The pro forma consolidated balance sheet of the Company at June 30, 2004 has been prepared as if (i) a purchase of property which was completed in July 2004, in which the Company owns a 40% noncontrolling interest had been completed, (ii) a purchase of properties which was completed in August 2004, in which the Company owns a 35% noncontrolling interest had been completed, (iii) the purchases of properties in July, August and September 2004 had been completed as of June 30, 2004, and (iv) capital raised subsequent to the balance sheet date had been raised as of June 30, 2004. The pro forma statements of operations for the period from inception (June 5, 2003) to December 31, 2003 and for the six-month period ended June 30, 2004, have been prepared as if the acquisitions and related mortgage financing had occurred on June 5, 2003, the Company's date of inception. In addition, adjustments have been recorded to reflect the Company's asset and performance fee expense and interest expense on the subordinated fees payable. In management's opinion, all adjustments necessary to reflect the effects of the proposed acquisitions and related mortgage financings have been made. The pro forma financial information should be read in conjunction with the historical financial statements of the Company.

     The unaudited pro forma balance sheet and statement of operations are not necessarily indicative of the financial condition or results of operations had the acquisitions occurred on June 5, 2003, nor are they necessarily indicative of the financial position or results of operations of future periods.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2004
                                  (UNAUDITED)

                                                                       PRO FORMA ADJUSTMENTS
                                                  ---------------------------------------------------------------
                                    HISTORICAL      FOSS(E)      TIETOENATOR(F)    THALES(G)       PLY GEM(H)
                                   ------------   ------------   --------------   -----------   -----------------
ASSETS:
Land and buildings, net..........  $ 12,255,294     29,760,449                                    $  2,246,511
Investment in direct financing
  lease..........................    28,121,720                                                     35,638,306
Other and intangible assets,
  net............................     3,641,034      2,410,074
Cash.............................    98,928,716    (14,530,314)                                    (16,312,573)
Equity investments...............    44,346,296                   $10,677,473     $ 9,412,173
Deferred offering costs..........     2,165,628
Escrow and restricted assets.....    39,371,892             --     (9,914,728)     (8,690,360)              --
                                   ------------   ------------    -----------     -----------     ------------
    Total assets.................  $228,830,580   $ 17,640,209    $   762,745     $   721,813     $ 21,572,244
                                   ============   ============    ===========     ===========     ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Mortgage notes payable...........  $ 18,977,700   $ 17,000,000                                    $ 20,818,317
Accrued interest.................       206,714
Prepaid rental income and
  security deposits..............       331,905
Due to affiliates................     2,443,064
Dividends payable................     1,743,315
Accounts payable and accrued
  expenses.......................     2,551,887
Deferred acquisition fee payable
  to affiliate...................     2,919,249        640,209    $   762,745     $   721,813          753,927
                                   ------------   ------------    -----------     -----------     ------------
    Total liabilities............    29,173,834     17,640,209        762,745         721,813       21,572,244
                                   ------------   ------------    -----------     -----------     ------------
Commitments and contingencies
Shareholders' equity:
Common stock.....................        22,250
Additional paid in capital.......   201,269,077
Accumulated loss.................    (1,634,581)            --             --              --               --
                                   ------------   ------------    -----------     -----------     ------------
    Total shareholders' equity...   199,656,746             --             --              --               --
                                   ------------   ------------    -----------     -----------     ------------
    Total liabilities, and
      shareholders' equity.......  $228,830,580   $ 17,640,209    $   762,745     $   721,813     $ 21,572,244
                                   ============   ============    ===========     ===========     ============

                                     PRO FORMA ADJUSTMENTS
                                   --------------------------
                                   XPEDITE(I)      OTHER(J)      PRO FORMA
                                   -----------   ------------   ------------
ASSETS:
Land and buildings, net..........  $13,192,481                  $ 57,454,735
Investment in direct financing
  lease..........................                                 63,760,026
Other and intangible assets,
  net............................    2,329,770                     8,380,878
Cash.............................   (4,963,350)  $149,504,540    212,627,019
Equity investments...............                                 64,435,942
Deferred offering costs..........                                  2,165,628
Escrow and restricted assets.....           --             --     20,766,804
                                   -----------   ------------   ------------
    Total assets.................  $10,558,901   $149,504,540   $429,591,032
                                   ===========   ============   ============

LIABILITIES AND SHAREHOLDERS' EQU
Liabilities:
Mortgage notes payable...........  $10,250,000                    67,046,017
Accrued interest.................                                    206,714
Prepaid rental income and
  security deposits..............                                    331,905
Due to affiliates................                                  2,443,064
Dividends payable................                                  1,743,315
Accounts payable and accrued
  expenses.......................                                  2,551,887
Deferred acquisition fee payable
  to affiliate...................      308,901             --      6,106,844
                                   -----------   ------------   ------------
    Total liabilities............   10,558,901             --     80,429,746
                                   -----------   ------------   ------------
Commitments and contingencies
Shareholders' equity:
Common stock.....................                $     16,350         38,600
Additional paid in capital.......                 149,488,190    350,757,267
Accumulated loss.................           --             --     (1,634,581)
                                   -----------   ------------   ------------
    Total shareholders' equity...           --    149,504,540    349,161,286
                                   -----------   ------------   ------------
    Total liabilities, and
      shareholders' equity.......  $10,558,901   $149,504,540   $429,591,032
                                   ===========   ============   ============

   The accompanying notes are an integral part of the pro forma consolidated financial statements

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
       FOR THE PERIOD FROM INCEPTION (JUNE 5, 2003) TO DECEMBER 31, 2003
                                  (UNAUDITED)

                                                                     PRO FORMA ADJUSTMENTS
                                    ----------------------------------------------------------------------------------------
                       HISTORICAL   ACTUANT(A)    U-HAUL(B)    POLESTAR(C)    CASTLE ROCK(D)     FOSS(E)     TIETOENATOR(F)
                       ----------   -----------   ----------   ------------   ---------------   ----------   ---------------
Revenue:
Rental income........                                                            $763,836       $1,839,082
Interest income from
 direct financing
 lease...............         --           --            --     $1,373,112             --               --            --
                        --------     --------     ----------    ----------       --------       ----------      --------
                              --           --            --      1,373,112        763,836        1,839,082            --
                        --------     --------     ----------    ----------       --------       ----------      --------
Expenses:
Depreciation and
 amortization of
 intangibles.........                                                             167,121          351,385
General and
 administrative......   $ 41,660
Property expense.....         --           --            --             --             --               --            --
                        --------     --------     ----------    ----------       --------       ----------      --------
                          41,660           --            --             --        167,121          351,385            --
                        --------     --------     ----------    ----------       --------       ----------      --------
 (Loss) income before
   equity income and
   interest expense..    (41,660)                                1,373,112        596,715        1,487,697
Income from equity
 investments.........          9     $175,100     $1,664,326                                                    $150,473
Interest expense.....         --           --            --       (648,359)            --         (650,508)           --
                        --------     --------     ----------    ----------       --------       ----------      --------
 Net (loss) income...   $(41,651)    $175,100     $1,664,326    $  724,753       $596,715       $  837,189      $150,473
                        ========     ========     ==========    ==========       ========       ==========      ========
Pro forma weighted
 average shares
 outstanding.........     20,000
Pro forma (loss)
 earnings per
 share -- basic and
 diluted (K).........   $  (2.08)
                        ========

                              PRO FORMA ADJUSTMENTS
                       ------------------------------------
                       THALES(G)    PLY GEM(H)   XPEDITE(I)    OTHER(J)      PRO FORMA
                       ----------   ----------   ----------   -----------   -----------
Revenue:
Rental income........               $ 116,927    $ 874,215                  $ 3,594,060
Interest income from
 direct financing
 lease...............         --    1,823,399           --            --      3,196,511
                        --------    ----------   ---------    -----------   -----------
                              --    1,940,326      874,215            --      6,790,571
                        --------    ----------   ---------    -----------   -----------
Expenses:
Depreciation and
 amortization of
 intangibles.........                      --      261,898                      780,404
General and
 administrative......                                                            41,660
Property expense.....         --           --           --    $1,728,571      1,728,571
                        --------    ----------   ---------    -----------   -----------
                              --           --      261,898     1,728,571      2,550,635
                        --------    ----------   ---------    -----------   -----------
 (Loss) income before
   equity income and
   interest expense..               1,940,326      612,317    (1,728,571)     4,239,936
Income from equity
 investments.........   $490,089                                              2,479,997
Interest expense.....         --     (747,321)    (351,290)     (175,676)    (2,573,154)
                        --------    ----------   ---------    -----------   -----------
 Net (loss) income...   $490,089    $1,193,005   $ 261,027    $(1,904,247)  $ 4,146,779
                        ========    ==========   =========    ===========   ===========
Pro forma weighted
 average shares
 outstanding.........                                                        38,684,942
Pro forma (loss)
 earnings per
 share -- basic and
 diluted (K).........                                                       $      0.11
                                                                            ===========

   The accompanying notes are an integral part of the pro forma consolidated financial statements

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2004
                                  (UNAUDITED)

                                                                   PRO FORMA ADJUSTMENTS
                                    ------------------------------------------------------------------------------------
                       HISTORICAL   ACTUANT(A)   U-HAUL(B)    POLESTAR(C)   CASTLE ROCK(D)    FOSS(E)     TIETOENATOR(F)
                       ----------   ----------   ----------   -----------   --------------   ----------   --------------
Revenue:
Rental income........  $ 106,205                                               $557,605      $1,598,250
Interest income from
 direct financing
 lease...............    341,086           --           --     $ 984,366             --              --            --
                       ---------     --------    ----------    ---------       --------      ----------      --------
                         447,291           --           --       984,366        557,605       1,598,250            --
                       ---------     --------    ----------    ---------       --------      ----------      --------
Expenses:
Depreciation and
 amortization of
 intangibles.........     11,380                                                133,458         304,533
General and
 administrative......    312,929
Property expense.....    221,426           --           --            --             --              --            --
                       ---------     --------    ----------    ---------       --------      ----------      --------
                         545,735           --           --            --        133,458         304,533            --
                       ---------     --------    ----------    ---------       --------      ----------      --------
 (Loss) income before
   equity income,
   loss on foreign
   currency
   transactions,
   other interest
   income and
   interest
   expense...........    (98,444)                                984,366        424,147       1,293,717
Income from equity
 investments.........    422,626     $135,179    $1,048,806                                                  $135,792
Loss on foreign
 currency
 transactions........       (297)
Other interest
 income..............    390,883
Interest expense.....   (232,502)          --           --      (414,407)            --        (549,999)           --
                       ---------     --------    ----------    ---------       --------      ----------      --------
 Net income (loss)...  $ 482,266     $135,179    $1,048,806    $ 569,959       $424,147      $  743,718      $135,792
                       =========     ========    ==========    =========       ========      ==========      ========
Pro forma weighted
 average shares
 outstanding.........  9,357,555
Pro forma earnings
 per share -- basic
 and diluted (K).....  $    0.05
                       =========

                                     PRO FORMA ADJUSTMENTS
                       -------------------------------------------------
                       THALES(G)   PLY GEM(H)   XPEDITE(I)    OTHER(J)      PRO FORMA
                       ---------   ----------   ----------   -----------   -----------
Revenue:
Rental income........              $ 101,337    $ 757,653                  $ 3,121,050
Interest income from
 direct financing
 lease...............        --    1,580,279           --             --     2,905,731
                       --------    ----------   ----------   -----------   -----------
                             --    1,681,616      757,653             --     6,026,781
                       --------    ----------   ----------   -----------   -----------
Expenses:
Depreciation and
 amortization of
 intangibles.........                             226,978                      676,349
General and
 administrative......                                                          312,929
Property expense.....        --           --           --    $ 1,276,669     1,498,095
                       --------    ----------   ----------   -----------   -----------
                             --           --      226,978      1,276,669     2,487,373
                       --------    ----------   ----------   -----------   -----------
 (Loss) income before
   equity income,
   loss on foreign
   currency
   transactions,
   other interest
   income and
   interest
   expense...........              1,681,616      530,675     (1,276,669)    3,539,408
Income from equity
 investments.........  $449,535                                              2,191,938
Loss on foreign
 currency
 transactions........                                                             (297)
Other interest
 income..............                                           (390,883)           --
Interest expense.....        --     (632,268)    (301,324)      (129,676)   (2,260,176)
                       --------    ----------   ----------   -----------   -----------
 Net income (loss)...  $449,535    $1,049,348   $ 229,351    $(1,797,228)  $ 3,470,873
                       ========    ==========   ==========   ===========   ===========
Pro forma weighted
 average shares
 outstanding.........                                                       38,684,942
Pro forma earnings
 per share -- basic
 and diluted (K).....                                                      $      0.09

   The accompanying notes are an integral part of the pro forma consolidated financial statements

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

             PRO FORMA CONSOLIDATED STATEMENT OF TAXABLE INCOME AND
                              AFTER TAX CASH FLOW
                        FOR THE YEAR ENDED JUNE 30, 2004
                                  (UNAUDITED)

Consolidated pro forma net income for the year ended June
  30, 2004..................................................   $ 7,104,241
Adjustment to interest income on direct financing lease and
  straight line rental income for tax purposes(L)...........      (436,386)
Depreciation adjustment for tax purposes(M).................    (1,303,089)
Adjustment to equity income for tax purposes(N).............     1,409,951
                                                               -----------
          Pro forma taxable income..........................     6,774,717
Add: Taxable depreciation(O)................................     2,659,504
     Distributions from equity investments in excess of tax
      earnings(P)...........................................     1,250,755
     Company's share of principal paid on mortgage
      loan(Q)...............................................    (1,291,677)
                                                               -----------
          Pro forma after-tax cash flow.....................   $ 9,393,299
                                                               ===========

   The accompanying notes are an integral part of the pro forma consolidated financial statements

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     The pro forma balance sheet of Corporate Property Associates 16 -- Global Incorporated (the "Company") as of June 30, 2004 was derived from the historical unaudited condensed consolidated balance sheet as of June 30, 2004, included herein. The pro forma statement of operations for the six-month period ended June 30, 2004 was derived from the historical unaudited condensed consolidated statement of operations for the six-month period ended June 30, 2004, included herein. The pro forma statement of operations for the period from inception (June 5, 2003) to December 31, 2003 was derived from the audited consolidated statement of operations for the period from inception (June 5, 2003) to December 31, 2003. The pro forma adjustments are described in Note 2. Pro forma adjustments for the statement of operations for the period from inception (June 5, 2003) to December 31, 2003 represent a period of 210 days.

NOTE 2.  PRO FORMA ADJUSTMENTS

     A. The Company and an affiliate, Corporate Property Associates 15 Incorporated ("CPA(R):15") formed a limited partnership for the purpose of purchasing land and building in Kahl am Main, Germany and entered into a net lease with Actuant Corporation ("Actuant"). The Company purchased a de minimus 0.01% interest in the limited partnership in December 2003 and in May 2004 exercised an option to increase its interest to 50%. In addition, in May 2004, the limited partnership obtained limited recourse mortgage financing on the Actuant property. The pro forma financial statements have been presented as though the Company purchased its 50% interest and obtained the E9,300,000 mortgage financing as of June 5, 2003. The limited partnership has been structured so that capital will be contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. Accordingly, the Company is accounting for its interests under the equity method of accounting. The acquisition of the net investment and related mortgage financing have been translated from the Euro using the exchange rate as of the date of acquisition of $1.22870 and are included in the historical balances as of June 30, 2004. For pro forma purposes, revenue and expenses have been translated using the average exchange rates for the period from inception (June 5, 2003) to December 31, 2003 and the six-month period ended June 30, 2004 of $1.1597 and of $1.22739, respectively.

     The cost of the Actuant property is E13,724,681, inclusive of fees of E612,565 of which E272,251 is deferred and payable in accordance with the Advisory Agreements of the Company and CPA(R)15. Based on the exchange rate of the Euro, the cost of the property has been translated to $16,863,516 of which $6,917,581 is allocable to land and $9,945,935 is allocable to direct financing lease. The land portion of the lease has been accounted for separately as it represents more than 25% of the fair value of the leased assets. The building portion of the lease has been classified as an investment in direct financing lease.

     The lease provides for annual rent of E1,306,500 with annual rent attributable to the land portion of the lease of E442,518 based on the lessee's incremental borrowing rate of 7.86% with the remaining rent attributable to the building portion of the lease. Interest income of the direct financing lease is recorded such that the Company recognizes income at a constant rate of interest and includes assumptions on the residual value of the property as of the end of the initial lease term which may differ from the cost attributed to the investment in the direct financing lease. Accordingly, interest income on the financing lease does not necessarily reflect the contractual rent that is allocable to the investment in the direct financing lease. Interest income from the direct financing lease during the first lease year is $826,234. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.

     Interest on the mortgage loan of E9,300,000 ($11,426,910) is based on an annual interest rate of 6.82% with payments of principal and interest based on a 25-year amortization schedule.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

     Pro forma equity income for the period from inception (June 5, 2003) to December 31, 2003 and for the six-month period ended June 30, 2004 is $175,109 and $159,795, respectively, of which $9 and $24,616 is included in the historical results from operations for the respective periods, and is derived as follows:

                                                   FOR THE PERIOD FROM
                                                 INCEPTION (JUNE 5, 2003)   SIX MONTHS ENDED
                                                   TO DECEMBER 31, 2003      JUNE 30, 2004
                                                 ------------------------   ----------------
Rental income..................................         $ 295,259              $ 270,827
Interest income from direct financing lease....           475,368                430,758
Interest expense...............................          (420,408)              (381,995)
                                                        ---------              ---------
  Net income...................................         $ 350,219              $ 319,590
                                                        =========              =========
  Company's share of net income (at 50%
     interest).................................         $ 175,109              $ 159,795
  Included in historical results of
     operations................................                 9                 24,616
                                                        ---------              ---------
  Pro forma adjustment.........................         $ 175,100              $ 135,179
                                                        =========              =========

     B. On April 29, 2004, the Company, along with two affiliates, CPA(R):15 and Corporate Property Associates 14 Incorporated ("CPA(R):14"), through a limited partnership in which the Company owns a 30.77% limited partnership interest, purchased 78 retail self-storage and truck rental facilities and entered into master lease agreements with two lessees that operate the facilities under the U-Haul brand name. The limited partnership has been structured so that capital will be contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. Accordingly, the Company is accounting for its interests under the equity method of accounting. The self-storage facilities are leased to Mercury Partners, LP, ("Mercury"), and the truck rental facilities are leased to U-Haul Moving Partners, Inc., ("U-Haul"). The total cost of the facilities was $312,445,026, inclusive of fees of $14,060,025, of which $6,248,901 is deferred and payable in accordance with the Advisory Agreements of the Company and its affiliates. In connection with the purchase, the limited partnership obtained $183,000,000 of limited recourse mortgage financing collateralized by the properties and lease assignments. The loan, which matures in May 2014 provides for monthly payments of principal and interest of $1,229,804 at an annual interest rate of 6.449% and a 25-year amortization schedule.

     The Mercury lease has an initial term of 20 years with two 10-year renewal options and provides for annual rent of $18,551,115. The U-Haul lease has an initial term of 10 years with two 10-year renewal options and provides for annual rent of $9,990,000. In the event that U-Haul does not renew its lease, Mercury will assume the lease obligation for the truck rental facilities. Each lease provides for rent increases every five years based on a formula indexed to the Consumer Price Index ("CPI").

     Depreciable and amortizable tangible and intangible assets of $243,365,026 will be depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $7,370,148, and over 40 years on a straight-line basis for tax purposes.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

     Pro forma equity income for the period from inception (June 5, 2003) to December 31, 2003 and for the six-month period ended June 30, 2004 is $1,644,326 and $1,048,806, respectively and is derived as follows:

                                                   FOR THE PERIOD FROM
                                                 INCEPTION (JUNE 5, 2003)   SIX MONTHS ENDED
                                                   TO DECEMBER 31, 2003      JUNE 30, 2004
                                                 ------------------------   ----------------
Rental income..................................        $16,420,916            $14,270,558
Depreciation and amortization..................         (4,240,359)            (3,674,978)
Interest expense...............................         (6,836,632)            (5,893,544)
                                                       -----------            -----------
  Net income...................................        $ 5,343,925            $ 4,702,036
                                                       ===========            ===========
  Company's share of net income (at 30.77%
     interest).................................        $ 1,644,326            $ 1,446,816
                                                       ===========
  Included in historical results of
     operations................................                                   398,010
                                                                              -----------
  Pro Forma adjustment.........................                               $ 1,048,806
                                                                              ===========

     C. On May 5, 2004, the Company purchased land and buildings in Leeds, England and entered into a net lease with Polestar Petty Ltd. ("Polestar"). The lease has an initial term through May 2029 and provides initial annual rent of L1,179,496 with annual stated increases of 2.5%. In connection with the purchase, the Company obtained a limited recourse mortgage loan of L10,500,000 ($18,840,150), which matures in May 2014.

     The acquisition of the net investment and related mortgage financing have been translated from the British Pound using the exchange rate as of the date of acquisition of $1.79430 and are included in the historical balances as of June 30, 2004. For pro forma purposes, revenue and expenses have been translated using the average exchange rate for the period from inception (June 5, 2003) to December 31, 2003 and the six-month period ended June 30, 2004 of $1.65998 and $1.82238, respectively.

     The cost of the Polestar property is L15,560,665 ($27,920,501), inclusive of fees of L774,182 of which L309,685 is deferred and payable in accordance with the Advisory Agreement of the Company.

     Interest on the mortgage loan of L10,500,000 is based on a fixed interest rate of 6.56% with payments of principal and interest based on a 25-year amortization schedule.

     Interest income from the direct financing lease is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income for the first lease year is $2,386,599. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.

     Included in the historical balances for the six months ended June 30, 2004 are interest income from direct financing lease of $341,086, loss on foreign currency transactions of $297, interest expense of $209,926 and net income of $130,863.

     D. On June 1, 2004, the Company purchased land and buildings in Englewood, Colorado and Chandler, Arizona and entered into a net lease with Castle Rock Industries, Inc. ("Castle Rock"). The lease has an initial term of 20 years with four 5-year renewal options and provides for initial annual rent of $1,327,620. The lease provides for annual rent increases based on increases in the Consumer Price Index, capped at 5%.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

     The cost of the Castle Rock property is $13,764,817 inclusive of fees of $616,334 of which $273,927 is deferred and payable in accordance with the Advisory Agreements of the Company.

     Depreciable and amortizable tangible and intangible assets of $10,384,817 will be depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $290,472, and over 40 years on a straight-line basis for tax purposes.

     Included in the historical balances for the six months ended June 30, 2004 are rental income of $106,205, depreciation and amortization of intangibles of $11,380 net income of $94,811.

     E. On July 1, 2004, the Company purchased land and buildings in Hampton, New Hampshire and entered into a lease with Foss Manufacturing Company, Inc. ("Foss"). The lease has an initial term of 20 years with two 10-year renewal options and provides for initial annual rent of $3,194,565. The lease provides for rent increases every three years beginning with the third anniversary of the lease term based on increases in the CPI. In connection with the purchase, the Company obtained a limited recourse mortgage loan of $17,000,000 which matures in July 2024.

     The cost of the Foss property is $32,170,523, inclusive of fees of $1,600,523 of which $640,209 is deferred and payable in accordance with the Advisory Agreements of the Company.

     Interest on the $17,000,000 mortgage loan is based on a fixed annual interest rate of 6.6% with payments of principal and interest based on a 20-year amortization schedule.

     Depreciable and amortizable tangible and intangible assets of $22,370,523 will be depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $610,740, and over 40 years on a straight-line basis for tax purposes.

     F. On July 8, 2004, the Company and CPA(R):15, through a limited liability company, purchased land and buildings in Finland and entered into two leases with TietoEnator Plc ("TietoEnator"). The Company owns a 40% interest in the limited liability company. The total cost of the TietoEnator properties was E78,893,808 ($95,343,167) inclusive of fees of E3,550,221 of which E1,577,876 is deferred and payable in accordance with Advisory Agreements of the Company and CPA(R):15. The limited partnership has been structured so that capital will be contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. Accordingly, the Company is accounting for its interests under the equity method of accounting. For pro forma purposes, the acquisition of the net investment and related mortgage financing have been translated from the Euro using the exchange rate as of June 30, 2004 of $1.20850 and revenue and expenses have been translated using the average exchange rate for the period from inception (June 5, 2003) to December 31, 2003 and the six-month period ended June 30, 2004 of $1.1597 and $1.22739, respectively.

     In connection with the purchase, the limited liability company obtained limited recourse mortgage loans of E57,200,000 ($69,126,200). The leases have an initial term of 12.5 years with three five-year renewal options at an initial aggregate annual rent of E5,647,776 (approximately $6,555,000 based on average exchange rates). Both leases provide for annual rent increases based on a formula indexed to a cost of living index published by Statistics Finland. Inc.

     Depreciable and amortizable tangible and intangible assets will be depreciated and amortized for financial reporting purposes over periods ranging from 12.5 year to 40 years at an annual amount of E2,157,310 ($2,573,390 based on average exchange rates) and over 40 years on a straight-line basis for tax purposes.

     Interest on the loan is based on an annual interest rate of 5.16% with stated principal payments which increase annually.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

     Pro forma equity income for the period inception (June 5, 2003) to December 31, 2003 and the six-month period ended June 30, 2004 is $150,473 and $135,792 respectively, and is derived as follows:

                                                   FOR THE PERIOD FROM
                                                 INCEPTION (JUNE 5, 2003)   SIX MONTHS ENDED
                                                   TO DECEMBER 31, 2003      JUNE 30, 2004
                                                 ------------------------   ----------------
Rental income..................................        $ 3,762,806            $ 3,460,926
Depreciation and amortization..................         (1,439,410)            (1,320,303)
Interest expense...............................         (1,947,213)            (1,801,144)
                                                       -----------            -----------
  Net income...................................        $   376,183            $   339,479
                                                       ===========            ===========
  Company's share of net income (at 40%
     interest).................................        $   150,473            $   135,792
                                                       ===========            ===========

     G. On July 26, 2004 and August 4, 2004, the Company, through a 35% interest in a limited liability company, purchased properties in France and entered into leases for land and buildings with Thales Group SA ("Thales"). CPA(R):15 owns the remaining 65% in the limited liability company. The total cost for the properties was E85,752,314 ($103,631,671), including fees of E3,839,656 of which E1,706,514 is deferred and payable in accordance with the Advisory Agreements of the Company and CPA(R):15. In connection with the purchase, the limited liability company obtained a limited recourse mortgage loan of E63,500,000 ($76,739,750) with annual interest rates of 5.09% and 5.12% and stated principal payments which increase annually. The Company is accounting for its interest under the equity method of accounting. For pro forma purposes, the acquisition of the net investment and related mortgage financing have been translated from the Euro using the exchange rate as of June 30, 2004 of $1.20850 and revenue and expenses have been translated using the average exchange rate for the period from inception (June 5, 2003) to December 31, 2003 and the six-month period ended June 30, 2004 of $1.1597 and $1.22739, respectively.

     The Thales leases have remaining terms of seven years at an annual rent of E8,099,000 ($9,787,641 based on the exchange rate as of June 30, 2004). The lease provides for annual rent increases based on increases in the French INSEE index.

     Depreciable and amortizable tangible and intangible assets of E67,218,686 ($81,233,782) will be depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 7 to 40 years at an annual amount of E2,999,426, ($3,577,925 based on average exchange rates) and over forty years for tax purposes.

     Pro forma equity income for the period from inception (June 5, 2003) to December 31, 2003 and for the six-month period ended June 30, 2004 is $490,089 and $449,535, respectively.

                                                      FOR THE PERIOD FROM       SIX MONTHS
                                                    INCEPTION (JUNE 5, 2003)       ENDED
                                                      TO DECEMBER 31, 2003     JUNE 30, 2004
                                                    ------------------------   -------------
Rental income.....................................        $ 5,533,391           $ 5,075,518
Depreciation and amortization.....................         (2,001,291)           (1,835,690)
Interest expense..................................         (2,131,846)           (1,955,441)
                                                          -----------           -----------
  Net income......................................        $ 1,400,254           $ 1,284,387
                                                          ===========           ===========
  Company's share of net income (at 35%
     interest)....................................        $   490,089           $   449,535
                                                          ===========           ===========

     H. On August 27, 2004, the Company purchased land and buildings in Kearney, Missouri; York, Nebraska; Fair Bluff, North Carolina; Wallbridge, Ohio; Middlesex, Pennsylvania; Rocky Mount, Virginia; Martinsburg, West Virginia; and Calgary, Alberta and entered into two net leases with Ply Gem Industries, Inc. ("Ply Gem"). Both leases will have an initial term of 20 years with each having two

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

10-year renewal options. The leases for the US properties and the Canadian property provide for initial annual rent of $2,980,575 and CAD 692,329 ($529,425 based on the exchange rate at the date of closing), respectively, and both provide for annual rent increases based on increases in the US and Canadian CPI, respectively. The land portion of the Canadian lease has been accounted for separately as it represents more than 25% of the fair value of the leased assets. The building portion of the Canadian lease has been classified as an investment in direct financing lease.

     The total cost of the Ply Gem properties was $37,884,817 inclusive of fees of $1,884,817, of which $753,927 is deferred and payable in accordance with the Advisory Agreement of the Company.

     The Company expects to obtain limited recourse mortgage loans in the amount of $16,700,000 (US mortgage) and CAD 5,535,000 (Canadian mortgage)($4,118,000 based on the exchange rate in effect on June 30, 2004) in connection with this transaction. Interest on the US mortgage loan is currently expected to be a fixed interest rate of 6.4% with monthly payments of principal and interest based on a 20-year amortization schedule. Interest on the Canadian mortgage, which is expected to mature in ten years, is currently expected to be a fixed interest rate of 5.3% with monthly payments of principal and interest based on a 25-year amortization schedule.

     Interest income from the direct financing lease is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income for the first lease year is $3,169,241. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.

     For pro forma purposes, interest expense has been translated using the average exchange rates for the period from inception (June 5, 2003) to December 31, 2003 and the six-month period ended June 30, 2004 of $0.74263 and $0.74785, respectively.

     I. On September 16, 2004, the Company purchased land and a building located in Titon Falls, New Jersey and assumed the existing lease with Xpedite Systems, Inc. ("Xpedite"). The total cost for the property was $15,522,251, including fees of $772,251 of which $308,901 is deferred and payable in accordance with the Advisory Agreements of the Company. In connection with the purchase, the Company obtained a limited recourse mortgage loan of $10,250,000. Interest on the mortgage loan is at a fixed interest rate of 5.85%, based on a 22.5-year amortization schedule. The loan matures in October 2016, at which point a balloon payment is scheduled.

     The assumed Xpedite lease expires in June 2016, and has two five-year renewal options, at a current annual rent of $1,395,000, with stated rent increases in years two and seven from the date of acquisition. Xpedite's parent company, PTEK Holdings, has provided Xpedite with a limited guarantee of the lease in the amount of $3,600.000

     Depreciable and amortizable tangible and intangible assets of $13,822,251 will be depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from approximately 12 to 40 years at an annual amount of $455,203 and over forty years for tax purposes.

     J. The Company pays its Advisor, W. P. Carey & Co. LLC, a combined asset management and performance fee equal to 1% per annum of average invested assets, or its pro rata share of amounts invested in real estate, net of unpaid deferred acquisition fees. Based on Average Invested Assets of $300,442,186 as of June 30, 2004, the pro forma fees amount to $1,728,571 for the period from inception (June 5, 2003) to December 31, 2003 and $1,276,669 for the six-month period ended June 30, 2004 and are reflected in property expense in the accompanying pro forma consolidated statements of operations for the respective periods. The Company's pro forma of deferred acquisition fees payable to an affiliate amount to $6,106,844 and bear interest at an annual rate of 5%, or $175,676 for the period from inception (June 5, 2003) to December 31, 2003 and $129,676 for the six-month period ended

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

June 30, 2004. For pro forma purposes, other interest income from uninvested cash is eliminated based on an assumption that substantially all cash proceeds of the offering have been invested in real estate.

     Proceeds from the Company's offering after June 30, 2004 were $149,504,540.

     K. The pro forma weighted average shares outstanding for the period from inception (June 5, 2003) to December 31, 2003 and for the six-month period ended June 30, 2004 was determined as if all shares issued since the inception of the Company's "best efforts" offering were issued on June 5, 2003.

     L. For tax purposes, rents are recognized on a contractual basis and differences between contractual rents and rents recognized on a straight-line basis and interest income recognized at a constant rate of interest are eliminated.

     M. For financial reporting purposes, no depreciation is recorded on the Polestar and Ply Gem leases, which are classified as direct financing leases. Depreciation is recorded for the purpose of determining taxable income. Annual taxable depreciation is computed on a straight-line basis over 40 years and is based on the tax basis of building and improvements, adjusted for the exchange rate, of $59,802,568.

     For financial reporting purposes, a portion of the underlying assets of the operating leases have been classified as intangible assets and are being amortized on a straight-line basis over the initial term or renewable term of the leases, ranging from 12.5 years to 27.5 years. Such assets are classified as buildings and improvements for tax purposes and are being depreciated on a straight-line basis over 40 years. As a result, annual depreciation and amortization for financial reporting purposes is $191,975 more than depreciation as computed for tax purposes.

     N. Equity income for tax purposes differs from equity income for financial reporting purposes due to differences in depreciation as a result of equity investees having leases classified as direct financing leases or equity investees amortizing intangible assets over periods ranging from 7 years to 40 years for financial reporting purposes. Such assets are depreciated on a straight-line basis over 40 years for tax purposes.

     O. For tax purposes, the Company's basis in buildings and improvements is $106,380,159. Such assets are being depreciated on a straight-line basis over 40 years resulting in annual taxable depreciation of $2,659,504.

     P. Amounts available for distribution were computed by adding back pro rata tax-basis depreciation expense to taxable income derived from equity investments and deducting pro rata scheduled principal amortization.

     Q.  Mortgage amortization is as follows:

Polestar....................................................  $  109,650
Foss........................................................     423,667
Ply Gem.....................................................     540,161
Xpedite.....................................................     218,199
                                                              ----------
                                                              $1,291,677
                                                              ==========